Exhibit 99.1

Shepherd’s Finance, LLC Reports Second Quarter 2020 Results

JACKSONVILLE, FL – August 27, 2020 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s,” the “Company,” “we,” or “our”) announced its operating results for the quarter and six months ended June 30, 2020.

2020 Financial Highlights to Date

●	Interest and Fee Income – Interest and fee income on loans decreased approximately $1.1 million, or 44.7%, to approximately $1.4 million for the quarter ended June 30, 2020, compared to the same period of 2019. Interest and fee income on loans decreased approximately $1.0 million, or 19.5%, to approximately $3.9 million for the six months ended June 30, 2020, compared to the same period of 2019.

●	Net (loss) Incomes – Net (loss) income decreased approximately $2.4 million and approximately $2.3 million to approximately $2.5 million for both the quarter and six months ended June 30, 2020, respectively, compared to the same period of 2019.

●

Loan Originations – The Company averaged $2.3 million per month in new loan originations in the first five months of 2020; however, under the changes in the Company’s lending procedures described below, the Company originated $7.2 million of loans in June 2020 and $6.4 million of loans in July 2020.

As previously disclosed, the Company modified its lending policies in March and April 2020 as a result of the COVID-19 Pandemic. During May 2020, the Company made the decision to reopen lending under normal, pre-COVID-19 terms for a limited group of certain of its customers. In addition, the decision was made to allow rehab loans to builders at terms that are less conservative than those established in April 2020 but more conservative than terms prior to the arrival of COVID-19. Currently, the Company is offering normal terms to approximately 40% of its customers, and restricted terms to approximately 60% of its customers. The fees from these originations is typically recognized over 12 months and has had little impact on our financial statements through June 2020; however, the new loan fees from these two months before deferred loan origination costs was approximately $0.3 million which we will recognize over 12 months. The Company attributes this increase in volume to many of its larger nonbank competitors going out of business or leaving the lending business.

The Chief Executive Officer of Shepherd’s Finance, Daniel M. Wallach, commented: “All of our investors are getting paid interest and principal when due and we plan on that continuing. We are focused on executing the Company’s plan, which has three prime goals as follows:

1.	Reduce non-accruing real estate loans (with a goal of eliminating half by end of the year);
2.	Continue to originate new business with certain customers at profitable levels; and
3.	Increase capital to ensure we have the funds to create our new loans.

We anticipate a profit the second half of the year, however, not enough to make up for losses incurred in the second quarter related primarily to COVID-19. We appreciate the continued support of our investors.”

Results of Operations

●	Interest income on loans decreased to 8% and 11% as a percentage of our weighted average outstanding loan asset balance for the quarter and six months ended June 30, 2020, respectively, compared to 14% for both the quarter and six months ended June 30, 2019. Our weighted average outstanding loan asset balance was approximately $53.7 million and approximately $55.7 million for the quarter and six months ended June 30, 2020 compared to approximately $53.6 million and approximately $52.3 million for the same periods of 2019.

We expensed approximately $0.5 million in interest income for both the quarter and six months ended June 30, 2020 due to impairment of loans associated with four of our borrowers directly related to COVID-19. In addition, interest not earned during the quarter ended June 30, 2020 related to those borrowers was approximately $0.4 million.

The difference between estimated interest income on loans due to COVID-19 and the interest paid was 3% for both the quarter and six months ended June 30, 2020, and for the same periods of 2019, which is our standard margin.

●

Fee income on loans decreased by 3% and 2% for the quarter and six months ended June 30, 2020, respectively, compared to the same periods of 2019.

During the quarter ended June 30, 2020, our lower origination of new loans was primarily due to the impact of the COVID-19 pandemic. During the six months ended June 30, 2020, our lower originations of new loans was partly due to competition and partly due to the impact of the COVID-19 pandemic. We anticipate that higher originations and a reduction in the balance of old loans would result in the fee income returning to 5%.

●	Non-interest expense decreased approximately $0.2 million, or 31.5%, to approximately $0.6 million, and approximately $0.2 million, or 7.5%, to approximately $1.4 million for the quarter and six months ended June 30, 2020, respectively, compared to the same periods of 2019. The decrease in non-interest expense related primarily to a reduction in selling, general and administrative expenses and loss on foreclosed assets, which was partially offset by an increase in impairment loss on foreclosed assets due to COVID-19.

Balance Sheet Management

●	Cash totaled approximately $2.5 million as of June 30, 2020, compared to approximately $1.9 million as of December 31, 2019. The increase in cash was one result of management’s responses and changes to lending procedures related to the uncertainty created by the COVID-19 pandemic.

●	Loans receivable, net totaled approximately $49.8 million as of June 30, 2020, compared to approximately $55.4 million as of December 31, 2019. As of June 30, 2020, loans receivable, net included approximately $10.3 million of impaired loans due to COVID-19, net.

●	Foreclosed assets totaled approximately $5.0 million as of both June 30, 2020 and December 31, 2019. No additional loans were reclassified from loans receivable, net to foreclosed assets during the six months ended June 30, 2020.

●	Notes payable unsecured, net totaled approximately $27.6 million as of June 30, 2020, compared to approximately $26.5 million as of December 31, 2019. A significant portion of our notes payable unsecured, net was from our public note offerings, constituting approximately $20.3 million and $19.9 million as of June 30, 2020 and December 31, 2019, respectively.

●	Notes payable secured, net totaled approximately $24.3 million as of June 30, 2020, compared to approximately $27.0 million as of December 31, 2019. The decrease resulted primarily from lower balances on our loan purchase and sale agreements which decreased approximately $3.2 million to approximately $23.7 million as of June 30, 2020 compared to the year ended December 31, 2019.

●	Paycheck Protection Program (“PPP”) loan and Economic Injury Disaster Loan Emergency advance totaled approximately $0.4 million as of June 30, 2020. During six months ended June 30, 2020, the Company received funds pursuant to the PPP, created under the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act. The PPP is intended to provide loans to qualified businesses to cover payroll and certain other identified costs. The loan has an interest rate of 1.0% and a term of 24 months. No payments are due for the first six months, although interest accrues, and monthly payments, which include interest, are due over the next 18 months to pay off the loan. Funds from the loan may only be used for certain purposes, including payroll, benefits, rent, and utilities. All or a portion of the loan may be forgivable, as provided by the terms of the PPP. The loan is evidenced by a promissory note, which contains customary events of default relating to, among other things, payment defaults and breaches of representations. We may prepay the loan at any time prior to maturity with no prepayment penalties.

The EIDL advance is a less than approximately $0.1 million grant for companies which may be used for payroll and other certain operating expenses. The EIDL advance will reduce the forgiveness of the PPP loan depending on certain parameters required by the CARES Act.

Interest Rates for the Subordinated Notes Program - Shepherd’s offers the following interest rates for its public notes offering, effective as of June 4, 2020:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	7.00%	7.23%	7.23%
24 Months	8.00%	8.30%	17.29%
36 Months	5.00%	5.12%	16.15%
48 Months	10.00%	10.47%	48.94%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 7.00%, we take .07/12 which is 0.0058 plus 1 which is 1.0058, and then multiply 1.0058 by itself 11 more times which yields 1.0723, then subtracting off the 1, leaving 0.0723, and finally converting to a percentage, which gives us an Annual Effective Yield of 7.23%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 10.00%, we take .10/12 which is 0.0083333 plus 1 which is 1.0083333, and then multiply 1.0083333 by itself 47 more times which yields 1.4894, then subtracting off the 1, leaving 0.4894, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 48.94%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of June 30, 2020, Shepherd’s Finance, LLC had approximately $49.8 million in loan assets with 231 construction and development loans in 20 states with 64 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties, and contingencies include, but are not limited to: uncertainties relating to the effects of COVID-19; the length of the COVID-19 pandemic and severity of such outbreak nationally and across the globe; the pace of recovery following the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in other risk factors as outlined in our Registration Statement on Form S-1, as amended, and our Annual Report on Form 10-K. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Interim Condensed Consolidated Balance Sheets

(in thousands of dollars)	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$2,540	$1,883
Accrued interest receivable	637	1,031
Loans receivable, net	49,797	55,369
Real estate investments	1,140	-
Foreclosed assets	5,022	4,916
Premises and equipment	919	936
Other assets	259	202
Total assets	$60,314	$64,337

Liabilities and Members’ Capital
Customer interest escrow	$550	$643
Accounts payable and accrued expenses	153	466
Accrued interest payable	2,700	2,533
Notes payable secured, net of deferred financing costs	24,293	26,991
Notes payable unsecured, net of deferred financing costs	27,606	26,520
PPP Loan and EIDL Advance	371	-
Due to preferred equity member	-	37
Total liabilities	$55,673	$57,190

Commitments and Contingencies (Note 10)

Redeemable Preferred Equity
Series C preferred equity	$3,115	$2,959

Members’ Capital
Series B preferred equity	1,520	1,470
Class A common equity	6	2,718
Members’ capital	$1,526	$4,188

Total liabilities, redeemable preferred equity and members’ capital	$60,314	$64,337

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Operations - Unaudited

For the Three and Six Months ended June 30, 2020 and 2019

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands of dollars)	2020	2019	2020	2019
Interest Income
Interest and fee income on loans	$1,356	$2,454	$3,931	$4,886
Interest expense:
Interest related to secured borrowings	810	769	1,627	1,450
Interest related to unsecured borrowings	774	716	1,542	1,341
Interest expense	1,584	1,485	3,169	2,791

Net interest (loss) income	(228)	969	762	2,095
Less: Loan loss provision	1,560	151	1,595	198

Net interest (loss) income after loan loss provision	(1,788)	818	(833)	1,897

Non-Interest Income
Gain on foreclosed assets	-	95	-	95
Gain on sale of foreclosed assets	3	-	3	-

Total non-interest income	3	95	3	95

(Loss) Income	(1,785)	913	(830)	1,992

Non-Interest Expense
Selling, general and administrative	462	620	1,169	1,244
Depreciation and amortization	21	22	43	45
Loss on foreclosure of assets	-	169	35	169
Impairment loss on foreclosed assets	91	27	200	107
Total non-interest expense	574	838	1,447	1,565

Net (Loss) Income	$(2,359)	$75	$(2,277)	$427

Earned distribution to preferred equity holders	92	110	218	215

Net (loss) income attributable to common equity holders	$(2,451)	$(35)	$(2,495)	$212